3D SYSTEMS ANNOUNCES MANAGEMENT CHANGES


VALENCIA, Calif.--(BUSINESS WIRE)--June 22, 1999--3D Systems Corp. (Nasdaq/NMS:TDSC - NEWS) Tuesday announced that its founder and director, Charles W. Hull, has rejoined the company as vice president and chief technology officer and will once again lead its research and engineering division.

The company also reported that Dr. Richard D. Balanson, president and chief operating officer and board director, previously responsible for engineering and manufacturing, has resigned his positions to pursue opportunities outside the company.

Additionally, the company announced the appointment of four new operating unit vice presidents, all promotions from within 3D Systems.

The new vice presidents are Robert Baumgartner, vice president, sales, 3D Systems Europe; Grant Flaharty, vice president, finance and administration, 3D Systems Europe; Lee R. Dockstader, vice president, Asia-Pacific operations; and Robert P. Tressler, vice president, office systems sales.

Finally, Frank J. Spina, vice president and chief financial officer, was promoted to senior vice president and CFO.

"We are delighted that Chuck Hull has rejoined the company that he founded and helped build," said Arthur B. Sims, chairman and chief executive officer. "His vision and in-depth knowledge of solid imaging technologies will ensure that 3D Systems will remain the innovative leader of the industry.

"We are also pleased to see members of our management team growing in responsibility and taking senior positions in the company. Their energy, enthusiasm and solid contributions will continue to add to the company's momentum in the months ahead and provide additional focus to their operating units."

About 3D Systems

3D Systems provides solid imaging products and services that allow users to move quickly from three-dimensional designs to finished parts, at a significantly lower cost and higher quality than more traditional methods.

The company's systems utilize patented stereolithography (SLA) and 3-D printing technologies, which fabricate solid objects from digital input. This process offers significant competitive advantages by substantially reducing the time and cost required to design, develop and manufacture products.

The company also licenses 3D Keltool, a commercially proven moldmaking solution that produces prototype, bridge and production tooling inserts.


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Based in Valencia, 3D Systems was founded in 1986, and is recognized as the world technology and market leader in solid imaging.

To obtain additional information about 3D Systems' products and services, call 888/337-9786, ext. 709, or visit the company's Web site at WWW.3DSYSTEMS.COM. For investor information, call the 3D Systems shareholder communications service at 800/757-1799.

NOTE: 3D Systems and SLA are trademarks, and 3D Keltool and the 3D Systems logo are registered trademarks of 3D Systems Corp.